Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Chess Supersite Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Article One so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Target Group Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of May 2018.

By:	/s/ Rubin Schindermann
Title: Name:	Authorized Officer Chief Executive Officer Rubin Schindermann